Exhibit 10.06

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective February 21, 2005, by and between Under Armour, Inc., a Maryland corporation (hereinafter, the “Company”), and Scott Gilbertson (hereinafter, the “Executive”). For purposes hereof, the Company and the Executive are referred to collectively as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREFORE, the Company desires to employ Senior Vice President, subject to the terms and provisions of this Agreement, and the Executive desires such employment with the Company, subject to the terms and provisions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Term.

(a) Unless earlier terminated as provided in Section 9 herein, the Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, for a period beginning February 23, 2005, and ending on December 31, 2007 (hereinafter, the “Term”), upon the terms and conditions hereinafter set forth.

(b) The Company shall have the option to renew this Agreement with Executive for an additional term. If the Company wishes to exercise its option to renew this Agreement, it will give Executive written notice of its intent to renew, one hundred eighty days (180) days prior to the end of the Term. Executive and the Company then agree to negotiate with each other exclusively and in good faith for the next one hundred twenty (120) days of the Term regarding the provisions of a renewed agreement.

2. Duties. During the Term, the Executive shall render exclusive and full-time services as Senior Vice President of the Company (hereinafter, “Senior Vice President”). Executive shall report to the Chief Executive Officer of the Company (hereinafter, the “CEO”), and Executive’s duties, responsibilities, and authority shall be as directed by the CEO. The Executive shall have the powers and authority consistent with such responsibilities, duties, and authority. The Executive shall devote substantially all his working time, attention, knowledge, and skills faithfully, diligently, and to the best of his ability, in furtherance of the business and activities of the Company. During the Term, the Executive shall refrain from engaging in any activity which is or may be contrary to the welfare, interests, or benefits of the Company and from engaging in any activity which is or may be competitive with the activities of the Company. Nothing in this Section shall preclude the Executive from engaging in charitable, professional, and community activities, in each case as long as such activities do not interfere, conflict, or give the appearance of conflicting in any way with the Executive’s performance under this Agreement. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company, and the Executive acknowledges receipt of copies of all such rules, regulations, instructions, personnel practices and policies of the Company committed to writing as of the date of this Agreement. The Executive will be working in the principal offices of the Company located in Baltimore, Maryland.

3. Base Salary. In consideration for the services to be rendered by the Executive hereunder and for all rights and covenants granted herein, the Company shall pay to the Executive a gross salary at a rate of two hundred fifty thousand dollars ($250,000.00) per year (hereinafter, the “Base Salary”). This Base Salary shall be paid in equal monthly or bi-weekly installments, in accordance with the customary payroll practices of the Company, and subject to such deductions and withholdings as are required by law and applicable regulations. This Base Salary may be adjusted from time to time at the discretion of the Compensation Committee of the Board of Directors of the Company (hereinafter, the “Compensation Committee”).

4. Bonus. The Executive shall receive a one-time signing bonus in the amount of forty thousand dollars ($40,000.00), to be paid at the same time as the first paycheck. If the Executive’s employment with the Company is terminated for any reason prior to the one (1) year anniversary of the date hereof, the Executive will be required to and agrees to reimburse the Company for the one-time signing bonus.

Further, the Executive shall be eligible to receive an annual bonus subject to the Company’s Bonus Incentive Plan. The actual bonus amount, if any, will be determined by the Compensation Committee, in its sole discretion, based upon certain factors including the Company’s performance and the Executive’s performance. Any bonus payment will be subject to such deductions and withholdings as are required by law and applicable regulations. The Executive understands that the Company is not obligated under this Agreement to pay any bonus to the Executive, and further understands that the payment of a bonus under this Section by the Company does not establish any obligation or duty on the part of the Company to continue to make such bonus payments in the future. In order to receive any bonus, the Executive must be an active employee of the Company at the time the bonus is to be paid. To compensate Employee for the growth of the business of the Company in accordance with existing performance projections of Company, Employee shall be eligible for such a cash bonus performance plan as is made available to other Vice Presidents of the Company. The Executive’s maximum bonus potential under the Company’s 2005 Bonus Incentive Plan is up to 75% of the Executive’s actual earnings in the calendar year.

5. Equity Incentives. The Executive will be eligible, in the sole discretion of the Compensation Committee, to receive equity incentives pursuant to the Company’s Stock Option Plan (hereinafter, “Plan”). All awards pursuant to the Plan shall be subject to the Plan’s terms and provisions, and to the terms and provisions of any applicable award agreement. To compensate Executive for the growth of the business of the Company, upon execution of this Agreement, the Company shall grant Executive one hundred and twenty thousand (120,000) shares of common stock at an exercise price to Executive of $7.95 per share, subject to the terms and provisions of the Plan. These shares are to vest over a five-year period and shall be released to Executive in equal installments over the five-year period, with the first installment one year from the date this Agreement is executed, and equal installments on each of the next four anniversaries thereof. The vesting, exercisability, and termination provisions regarding such awards shall be subject to the terms and provisions of the Plan and any corresponding applicable award agreement.

6. Employee Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite generally made available by the Company from time to time to all of its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites. Any payments or benefits payable to the Executive hereunder in respect of any year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such year during which he is so employed. Nothing contained in this Agreement shall prevent the Company from changing insurance carriers or from effecting modifications in insurance coverage for the Executive.

7. Vacations; Sick Days; Holidays. The Executive shall be entitled to vacation and sick days in accordance with the applicable vacation and sick day policies for comparable senior executives of the Company established by the Board of Directors of the Company (hereinafter, “Board”), which shall be no less than twelve days in the aggregate per year and which shall be taken at a reasonable time or times. The Executive shall be entitled to all public holidays observed by the Company.

8. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable business expenses paid or incurred by the Executive in connection with the performance of his duties and responsibilities under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

9. Termination. Notwithstanding the provisions of Section 1 hereof, the Executive’s employment with the Company shall terminate upon the occurrence of any of the following:

(a) expiration or non-extension of the Term in accordance with Section 1;

(b) at any time during the Term, the Company may terminate the Executive’s employment with the Company for Cause upon written notice to the Executive, which termination shall be effective immediately upon such written notice except as otherwise provided in this Section 9(b). For purposes hereof, “Cause” shall be defined as any of the following:

(i) the Executive’s material misconduct or neglect in the performance of his duties as determined by the CEO. In the event the CEO determines the

Executive has committed misconduct or neglected his duties under this Section 9(b)(i) (hereinafter, “Breach”), the Company shall notify Executive in writing, and Executive shall be afforded a one-time opportunity to cure the noted Breach within seven (7) days of receipt of the notice. Whether Executive has effectively cured the breach shall be determined by the Company in its sole discretion. If no cure is forthcoming at that time, or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, the Company may terminate the Agreement upon written notice to Executive;

(ii) the Executive’s conviction by a court of competent jurisdiction, or the entry of a plea of guilty or nolo contendere by the Executive, of any felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course;

(iii) the Executive’s use of illegal drugs or abusive use of prescription drugs as determined by a licensed physician or physicians designated by the Company to examine the Executive;

(iv) the Executive’s material breach of this Agreement as determined by the CEO; or

(v) any conduct that is materially injurious to the reputation, business or business relationships of the Company;

(c) at any time during the Term, the Executive may terminate his employment with the Company for “Good Reason” upon written notice to the Company, which termination shall be effective as provided in this Section 9(c). For the purposes of this Agreement, “Good Reason” shall mean:

(i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement and the continued failure of the Company to cure such default within thirty (30) days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions;

(ii) a material reduction in the scope of the Executive’s duties, authority, responsibilities or title as in effect for at least nine (9) months prior to such reduction, where Executive’s new duties are materially inconsistent with the Executive’s position as Senior Vice President; or

(iii) a material reduction by the Company in the Executive’s Base Salary or in any other benefits made available to other senior executives of the Company at his rank;

(d) at any time during the Term, and upon written notice to the Executive, the Company may terminate the Executive’s employment with the Company for any reason other than for Cause, which termination shall be effective thirty (30) days after written notice to the Executive. The Company reserves the right to make Executive’s termination under this Section 9(d) effective immediately upon Executive’s receipt of such written notice, provided the Company pays Executive the equivalent of thirty (30) days’ Base Salary within two (2) weeks of his receipt of such notice;

(e) at any time during the Term, and upon written notice to the Company, the Executive may terminate his employment with the Company for any reason other than for Good Reason, which termination shall be effective thirty (30) days after written notice to the Company; or

(f) at any time during the Term upon the Executive’s death or Inability to Perform (as defined herein), which termination shall be effective immediately upon the Executive’s death or written notice by either Party of the Executive’s Inability to Perform. For the purposes of this Agreement, “Inability to Perform” shall mean the Executive’s inability to perform his duties hereunder by reason of illness, physical or mental incapacity or other similar condition, as determined by the Board in its sole discretion, which inability shall exist for (i) more than ninety (90) consecutive days; or (ii) for shorter periods which add up to ninety (90) days in any eight (8) month period.

10. Effect of Termination.

(a) Termination due to expiration or non-extension of the Term by the Company pursuant to Section 1. Upon termination of the Executive’s employment due to expiration or non-extension of the Term as described in Section 9(a) of this Agreement, the Company agrees to pay Executive as follows: (i) the Company shall continue to pay, through the second (2nd) full month following the effective date of termination, the Executive’s COBRA premiums, on the same terms as existed before termination, if the Executive elects and continues COBRA coverage in connection with the health benefits plan that covered him as an employee; and (ii) the Company shall continue to pay the Executive’s Base Salary through the second (2nd) full month following the effective date of termination. The Company shall have no further obligation or duties to the Executive except as provided in this Section 10(a) and Section 15 and the Company’s Stock Option Plan, and the Executive shall have no further obligations or duties to the Company except as provided in Sections 11, 12, 13, and 15 of this Agreement and the Company’s Stock Option Plan. The Executive’s entitlement to amounts owing pursuant to this Agreement shall not be dependent upon the Executive’s efforts to “mitigate” loss or to find other employment, nor shall the amounts owing pursuant to this Agreement be subject to offset by compensation earned from a subsequent employer, provided, however, that the Company’s obligation to continue to provide the Executive with payments equal to the premiums for COBRA benefits shall cease if the Executive becomes eligible to participate in a health benefits arrangement as an employee that is substantially similar to those provided for under the COBRA continuation coverage. Any payment or benefit pursuant to this Section 10(a) is contingent on the Executive’s executing an agreement containing a general release of claims against the Company, in a form acceptable to the Company.

(b) Termination by the Company for Cause or by the Executive for any reason other than Good Reason. Upon termination of the Executive’s employment by the Company for Cause, as described in Section 9(b) of this Agreement, or by the Executive for any reason other than Good Reason, as described in Section 9(e) of this Agreement, the Executive shall be entitled to only his Base Salary up to the date of the termination of his employment. The Company shall have no further obligation or duties to the Executive except as provided in this Section 10(b) and Section 15 and the Company’s Stock Option Plan, and the Executive shall have no further obligation or duties to the Company except as provided in Sections 11, 12, 13, and 15 and the Company’s Stock Option Plan.

(c) Termination by the Company other than for Cause or by the Executive for Good Reason. Upon termination of the Executive’s employment by the Company for any reason other than for Cause, as described in Section 9(d) of this Agreement, or by the Executive for Good Reason, as described in Section 9(c) of this Agreement, and provided Executive has been continuously employed by the Company for at least nine (9) months after the execution of this Agreement, the Company agrees to pay Executive as follows: (i) the Company shall continue to pay, through the second (2nd) full month following the effective date of termination, the Executive’s COBRA premiums, on the same terms as existed before termination, if the Executive elects and continues COBRA coverage in connection with the health benefits plan that covered him as an employee; and (ii) the Company agrees to continue to pay the Executive’s Base Salary through the second (2nd) full month following the effective date of termination. The Company shall have no further obligation or duties to the Executive other than as set forth in this Section 10(c) and Section 15 and the Company’s Stock Option Plan, and the Executive shall have no further obligations or duties to Company, except as provided in Sections 11, 12, 13, and 15 and the Company’s Stock Option Plan. The Executive’s entitlement to amounts owing pursuant to this Agreement shall not be dependent upon the Executive’s efforts to “mitigate” loss or to find other employment, nor shall the amounts owing pursuant to this Agreement be subject to offset by compensation earned from a subsequent employer, provided, however, that the Company’s obligation to continue to provide the Executive with payments equal to the premiums for COBRA benefits shall cease if the Executive becomes eligible to participate in a health benefits arrangement as an employee that is substantially similar to those provided for under the COBRA continuation coverage. Any payment or benefit pursuant to this Section 10(c) is contingent on the Executive’s executing an agreement containing a general release of claims against the Company, in a form acceptable to the Company.

(d) Termination Due to the Executive’s Death or Inability to Perform. Upon termination of the Executive’s employment by reason of his death or Inability to Perform, as described in Section 9(f), the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the Base Salary and benefits up to the date of the termination of employment with the Company. The Company shall have no further obligation or duties to the Executive or to his estate or to his beneficiaries other than as set forth in this Section 10(d) and Section 15 and the Company’s Stock Option Plan, and the Executive or his estate or beneficiaries shall have no other obligation to the Company except as provided in Sections 11, 12, 13, and 15 and the Company’s Stock Option Plan, if applicable.

11. Restrictive Covenants.

(a) Promise not to engage in certain activities. During the Term, Employee shall not be engaged, in any manner, in any activity that shall interfere with the performance of his duties hereunder.

(b) Confidentiality. Executive acknowledges his fiduciary duty to the Company. As a condition of employment, during the Term and continuing after any termination of the Executive’s employment with the Company, Executive agrees to protect and hold in a fiduciary capacity for the benefit of the Company all Confidential Information, as defined in Section 11(b)(i) below, unless the Executive is required to disclose Confidential Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority. The Executive shall use Confidential Information solely for the purpose of carrying out those duties assigned him as an employee of the Company and not for any other purpose. The disclosure of Confidential Information to the Executive shall not be construed as granting to the Executive any license under any copyright, trade secret, or any right of ownership or right to use the Confidential Information whatsoever. In the event that Executive is compelled, pursuant to a subpoena or order of a court or other body having jurisdiction over such matter, to produce any Confidential Information or other information relevant to the Company, Executive agrees to promptly provide the Company with written notice of such subpoena or order so that the Company may timely move to quash if appropriate.

(i) For the purposes of this Section 11, “Confidential Information” shall mean all information related to the Company’s business that is not generally known to the public. Confidential Information shall include, but shall not be limited to: (a) any financial (whether historical, projections or forecasts), pricing, cost, business, planning, operations, services, potential services, products, potential products, technical information, intellectual property, trade secrets and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, supplier, or other information of the Company; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Company; (c) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; (d) this Agreement and its terms; and (e) any other information, written, oral or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments or prospects, and whether accessed prior to the Executive’s tenure with the Company or to be accessed during his future employment or association with the Company, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information shall not include information which is or becomes publicly available other than as a result of a disclosure by the Executive.

(ii) The Executive shall promptly notify the Company if he has reason to believe that the unauthorized use, possession, or disclosure of any Confidential Information has occurred or may occur.

(iii) All physical items containing Confidential Information, including, but not limited to, the business plan, know-how, collection methods and procedures, advertising techniques, marketing plans and methods, sales techniques, documentation, contracts, reports, letters, notes, any computer media, customer lists and all other information and materials of the Company’s business and operations, shall remain the exclusive and confidential property of the Company and shall be returned, along with any copies or notes that the Executive made thereof or therefrom, to the Company when the Executive ceases his employment with the Company. The Executive further agrees that he shall promptly return all other property belonging to the Company upon the termination of his employment.

(c) Non-Competition. Without the prior written consent of the Company (request for such consent shall be submitted by the Executive to the Company in writing, and the Company will respond to the request for such consent within two (2) weeks of the request) the Executive hereby covenants and agrees that at no time during the Executive’s employment with Company and for a period of one (1) year immediately following termination of his employment with the Company, whether voluntary or involuntary, shall the Executive:

(i) directly or indirectly work for or engage in any capacity in any activities or provide strategic advice to competitor businesses. Competitor businesses shall be defined as (a) any business that is involved in the manufacture, sale, or marketing of: athletic apparel (e.g., Reebok, Nike, Adidas); sporting goods; tactical (military and/or law enforcement) apparel; hunting and fishing apparel; mountain sports apparel; or any business substantially similar to the present business of the Company or such other business activity in which the Company may substantially engage; and (b) retail enterprises which sell products that compete with the Company’s products;

(ii) act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any business, customer, client or any supplier of the Company; or

(iii) otherwise compete with Company in the sale or licensing, directly or indirectly, as principal, agent or otherwise, of any products competitive with the products, or services competitive with the services, developed or marketed by Company.

The Executive acknowledges that he will provide unique services to the Company and that this covenant has unique, substantial, and immeasurable value to the Company. In the event that the provisions of this Section 11(c) should ever be deemed to exceed the limitations permitted by applicable laws, Executive and the Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. The Executive further acknowledges that the decision whether to consent to release him from the provisions of this Section 11(c) is within the sole discretion of the Company.

(d) Non-Solicitation and Non-Interference with Customers and Other Business Relationships. The Executive hereby covenants and agrees that at no time during the Executive’s employment with the Company and for a period of one (1) year immediately following termination of the Executive’s employment with the Company, whether voluntary or involuntary, shall the Executive (i) solicit (other than on behalf of the Company) business or contracts for any products or services of the type provided, developed or under development by the Company during the Executive’s employment by the Company, from or with (a) any person or entity which was a customer of the Company for such products or services as of, or within one year prior to, the Executive’s date of termination of employment with the Company, or (b) any prospective customer which the Company had solicited as of, or within one year prior to, the Executive’s termination of employment with the Company; or (ii) directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by the Company during the Executive’s employment with the Company. Further, the Executive shall not during the Executive’s employment with the Company and for a period of one (1) year immediately following termination of the Executive’s employment with the Company, whether voluntary or involuntary, knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved during the Executive’s employment with the Company.

(e) Non-solicitation or hiring of employees. The Executive hereby covenants and agrees that at no time during the Executive’s employment with the Company and for a period of one (1) year immediately following termination of the Executive’s employment with the Company, whether voluntary or involuntary, will the Executive act in any way with the purpose or effect of (i) hiring anyone who has been an employee of the Company, its divisions or subsidiaries within the preceding six (6) months; or (ii) soliciting, recruiting or encouraging, directly or indirectly, any of the Company’s employees to leave the employ of the Company, its divisions or its subsidiaries.

12. Discoveries, Inventions, Trade Secrets, Trade Names, Copyrights, and Patents. As part of the rights granted herein to the Company, the Executive agrees that all right, title and interest of any kind and nature whatsoever in and to any inventions, product, know-how, trade secrets, patents, trademarks, methods, procedures, copyrights, seminars, discoveries, improvements, developments, derivations, ideas, creations, and other technical properties, whether or not patentable or subject to rights of copyright and/or trademark, which are conceived or made by the Executive during the Term, and which are related to any of the business and/or activities of the Company and any other lines of business which the Company subsequently pursues in any form to include but not be limited to a strategic plan, research, feasibility studies, development, manufacturing, and customer contact (including but not limited to intellectual property, know-how, trade secrets, and patents in process or granted) or the performance by the Executive of his services hereunder, whether or not developed on the Company’s premises or during the Company’s normal business hours, shall be considered “Works for Hire” and shall be and become the sole and exclusive property of the Company for all purposes. The Executive shall promptly disclose to the Company any such conception or other work product of the type as is generally described in the immediately preceding sentence. The Executive agrees to execute any and all applications, assignments and other written instruments that the Company may deem necessary and appropriate to confirm the title and interest of the Company therein and thereto. The obligations of the Executive under this Section 12 shall be binding upon his assignees, employers, other corporate or research affiliates, executors, administrators and heirs. The grant, transfer and assignment to the Company by the Executive of rights to intellectual properties shall remain effective for such periods of time as applicable law may permit with respect to the ownership of any such intellectual property or materials. In the event that the Company is unable for any reason to secure the Executive’s signature to any lawful and necessary document required to apply for or execute any patent or copyright, or other applications respecting any intellectual property or other work relating to the services provided by the Executive (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), the Executive hereby irrevocably designates the Company and its officers and agents as his agent and attorney-in-fact to act for and in his behalf and instead of the Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights and/or other rights thereon with the same legal force and effect as if executed by the Executive.

13. Enforcement; Remedies. The Executive understands and agrees that he will provide unique services to the Company and that the restrictions contained in Sections 11 and 12 of this Agreement are reasonable, fair, and equitable in scope, terms, and duration; are necessary to protect the legitimate business interests, trade secrets, and good will of the Company; and are a material inducement to the Company to enter into this Agreement, and that any breach or threatened breach of the restrictions stated in Sections 11 and 12 would cause the Company substantial and irreparable harm for which there is no adequate remedy at law. The Executive further acknowledges that the restrictions set forth in Sections 11 and 12 may limit his employment opportunities, but he represents that he will be able to obtain suitable employment without violating the provisions of Sections 11 and 12. Therefore, the Executive agrees and consents to the issuance of injunctive relief in favor of the Company by any court of competent jurisdiction, where, in the Company’s sole discretion, the Company has acted upon reasonable information concerning a breach or potential breach of this Agreement, to enjoin the breach of any of the covenants of the Executive contained in Sections 11 and 12 of this Agreement. The Executive will provide the Company a full accounting of all proceeds and profits received by the Executive as a result of or in connection with a breach of this Agreement. Unless prohibited by law, the Company shall have the right to retain any amounts otherwise payable by the Company to the Executive to satisfy any obligations of the Executive as a result of any breach of this Agreement. The Executive hereby agrees to indemnify and hold harmless the Company from and against any damages incurred by the Company as assessed by a court of competent jurisdiction as a result of any breach of Sections 11 and 12 of this Agreement by the Executive. Nothing contained in this Section shall invalidate or waive any other rights or remedies which the Company may have at law or in equity.

14. Representations of the Executive. The Executive hereby represents to the Company as follows: (i) he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or other party, or by any other agreement that could prevent Executive from accepting employment with the Company or restrict the type of work Executive could perform for the Company; (ii) his performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company; (iii) he has carefully read this Agreement, understands the contents herein, and freely and voluntarily assents to all of the terms and conditions of this Agreement; and (iv) he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney.

15. Termination and Survivability. This Agreement shall terminate upon the termination of the Executive’s employment with the Company; provided, however, that the provisions of Sections 10 through 26 of this Agreement shall survive its termination.

16. Section Titles. The titles of the sections of this Agreement are for convenience only and shall not affect the interpretation of any section of this Agreement.

17. Waiver. A waiver by either Party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach of this Agreement. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

18. Severability. The rights and restrictions in this Agreement may be exercised and are applicable only to the extent that they do not violate applicable laws, and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable. If any provision of this Agreement shall be deemed to be invalid or unenforceable, then that provision shall be modified to make it enforceable to the maximum extent possible, and the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that this Agreement requires the personal services of the Executive only, and the Executive shall not be entitled to assign any portion of his duties or obligations hereunder.

20. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Scott Gilbertson

25 Caveswood

Owings Mills, MD 21117

If to the Company:

KP Sports, Inc.

1020 Hull Street, 3rd Floor

Baltimore, Maryland 21230

Attn: J. Scott Plank

And

Cynthia Raposo

Gill & Sippel

98 Church Street

Rockville, MD 20850

21. Governing Law. This Agreement has been made and executed in the State of Maryland and shall be governed by the laws of Maryland applicable to contracts fully to be performed therein (but without giving effect to the conflicts or choice of law provisions of this Agreement that would give rise to the application of the domestic substantive law of any other jurisdiction).

22. Arbitration of Disputes.

(a) Submission to Arbitration. The Company and Executive agree to submit to arbitration all claims, disputes, issues or controversies between the Company and Executive or between Executive and other employees of the Company or its subsidiaries or affiliates (collectively, “Claims”) directly or indirectly relating to or arising out of Executive’s employment with the Company or the termination of such employment, including, but not limited to, Claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act of 1990, as amended; Section 1981 of the Civil Rights Act of 1866, as amended; the Family Medical Leave Act, as amended; the Employee Retirement Security Act of 1974, as amended; any similar federal, state or local law, statute, regulation, or common law doctrine; and any Claim arising out of or relating to this Agreement, except as provided in Section 13.

(b) Use of AAA. Choice of Law. All Claims for arbitration shall be presented to the American Arbitration Association (“AAA”) in accordance with its applicable rules. The arbitrator(s) shall be directed to apply the substantive law of federal and state courts sitting in Maryland, without regard to conflicts of law principles. Any arbitration, pursuant to this Agreement, shall be deemed an arbitration proceeding subject to the Federal Arbitration Act.

(c) Binding Effect. Arbitration will be binding and will afford parties the same options for damage awards as would be available in court. Executive and the Company agree that discovery will be allowed and that all disputes will be decided exclusively by arbitration.

(d) Damages and Costs. Any damages shall be awarded only in accord with applicable law. The arbitrator may only award reinstatement of Executive if money damages are insufficient. The parties shall share equally in all fees and expenses of arbitration. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proof, except as provided in Section 25.

23. Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes any and all previous agreements between the Parties relating to the subject matter hereof. This Agreement may not be modified orally, but only by an agreement in writing supplied by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall deemed to be an original but all of which together will constitute one and the same instrument.

25. Legal Expenses. In the event that any legal action is pursued to enforce any term or provision of this Agreement, including but not limited to any action seeking injunctive relief to prevent breach or reasonably anticipated breach of any term or provision of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred thereby, specifically including reasonable attorneys’ fees.

26. Miscellaneous. The Parties agree to execute all other such documents as may be required to effectuate or more readily carry out the provisions of this Agreement.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement.

COMPANY:		EMPLOYEE:

Under Armour, Inc.

By:	/s/ J. Scott Plank	/s/ Scott Gilbertson
Name:	J. Scott Plank	Scott Gilbertson
Title:	Chief Administrative Officer	Senior Vice President

Date:	3/31/05	Date: 4/26/05